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                                                                    EXHIBIT 99.1

               Immulogic Announces Sales of Its Drugs of Addiction
                   Vaccines Programs to Cantab Pharmaceuticals


WALTHAM, Mass., Dec. 21/PRNewswire/ C ImmuLogic Pharmaceutical Corporation (Nasdaq: IMUL - news) announced today that it has entered into an agreement for the sale of its drugs of addiction vaccines programs for the treatment of nicotine and cocaine addiction to Cantab Pharmaceuticals plc (Nasdaq: CNTBY;
LSE: CTB). Under the terms of the agreement, Cantab will pay a maximum initial consideration of U.S. $9 million which is to be satisfied by the issue of up to 2,566,845 new Cantab Ordinary Shares of 2p each in the form of American Depositary Shares (ADSs), in return for the transfer from ImmuLogic of the two vaccine programs and U.S. $6 million in cash to help fund the development of these vaccines.

In addition, Cantab will pay ImmuLogic a maximum further U.S. $11.0 million in milestone payments contingent upon successful development of the two programs to the end of Phase II clinical trials. These payments may be made in cash or in additional ADSs or a combination thereof at Cantab's option. Cantab will also pay ImmuLogic a share of the net royalties it receives proportionate to the level of worldwide product sales achieved. Closing of the acquisition, which is subject to the satisfaction of a number of pre-conditions, is expected to take place in late January, 1999.

ImmuLogic has agreed it will not sell any of the American Depository Shares or Cantab Ordinary Shares within six months following their issue. Thereafter, ImmuLogic may sell up to 25% of such shares in each of the four quarters following the expiration of the initial six-month period.

The two vaccine programs target addictions to cocaine and nicotine. The cocaine vaccine is in a Phase I clinical trials in the U.S.; the nicotine vaccine is in the final stages of preclinical development.

"We are very excited by this acquisition of these products which is in line with our strategy to build our pipeline at all stages of product development," said Jurek Sikorski, Chief Executive of Cantab. "These are novel products that represent a strong fit within our current pipeline of immunotherapeutic vaccines and capitalize on our scientific and medical expertise in immunology and vaccine development. Commercially, they are exciting as together they address a potentially huge market with very little currently available in the way of effective treatments."

The scientific rationale behind this novel approach is very clear, "said John Shields, Ph.D., Cantab's Senior Vice President, New Projects. "The preclinical data supporting these products is impressive, and we are delighted to be able to add these programs to our portfolio."


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"I view this as a very positive step for both ImmuLogic and Cantab. Our novel drugs of addiction vaccines will become part of a broad vaccine portfolio under development at Cantab. Our products complement that portfolio and expand the purview. ImmuLogic is pleased to have been able to enlist the scientific and clinical talent at Cantab in the further development of these vaccines which address such significant medical and social problems," said J. Joseph Marr, M.D., President and Chief Executive Officer of ImmuLogic.

Dr. Marr added, "This year, ImmuLogic has been quite successful in concluding corporate arrangements with Sankyo, Heska Corporation [Nasdaq:HSKA - news], and now Cantab Pharmaceuticals. This arrangement to transfer our drugs of addiction programs to Cantab leaves ImmuLogic in a very strong cash position. Over the next few months, management and the Board of Directors will explore in detail a number of strategic options."

ImmuLogic Pharmaceutical Corporation is a biopharmaceutical company located in Waltham, Massachusetts. The Company's press releases are available through Company News on Call by fax at 800-758-5804, ext. 114501, and on the Internet at www.prnewswire.com.

Cantab Pharmaceuticals plc, based in Cambridge, England, was established in 1989 to exploit advances in immunology. Cantab has become a leader in the field of immunotherapy, developing novel products for the treatment and prevention of infectious diseases and cancer through the use of its proprietary antigen and gene delivery system.

This press release contains forward-looking statements that involve a number of risks and uncertainties, including risks and uncertainties that relate to restructuring of its operations and licensing of its product candidates. Among the most important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, failure to obtain required regulatory approvals, and the other risk factors detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.